EXHIBIT 5

INTERNAL REVENUE SERVICE	DEPARTMENT OF THE TREASURY
P. O. BOX 2508
CINCINNATI, OH 45201

Employer Identification Number:
Date: MAR 20 2003	13-1815595
DLN:
17007077071032
COLGATE-PALMOLIVE COMPANY	Person to Contact:
C/O EMILY J ZUCKERMAN	JIM WONG	ID# 11612
300 PARK AVE	Contact Telephone Number:
NEW YORK, NY 10022	(877) 829-5500
Plan Name:
COLGATE-PALMOLIVE COMPANY EMPLOYEES SAVINGS AND INVESTMENT PLAN
Plan Number: 003

Dear Applicant:

          We have made a favorable determination on the plan identified above based on the information you have supplied. Please keep this letter, the application forms submitted to request this letter and all correspondence with the Internal Revenue Service regarding your application for a determination letter in your permanent records. You must retain this information to preserve your reliance on this letter.

          Continued qualification of the plan under its present form will depend its effect in operation. See section 1.401-1(b) (3) of the Income Tax Regulations. We will review the status of the plan in operation periodically.

          The enclosed Publication 794 explains the significance and the scope of this favorable determination letter based on the determination requests selected on your application forms. Publication 794 describes the information that must be retained to have reliance on this favorable determination letter. The publication also provide examples of the effect of a plan’s operation on its qualified status and discusses the reporting requirements for qualified plans. Please read Publication 794.

          This letter relates only to the status of your plan under the Internal Revenue Code. It is not a determination regarding the effect of other federal or local statutes.

          This determination is subject to your adoption of the proposed amendments submitted in your letter dated March 13, 2003. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

          This determination letter is applicable for the amendment(s) executed on February 28, 2002.

          This determination letter is also applicable for the amendment(s) dated on December 18, 2002.

          This plan satisfies the requirements of Code section 4975(e)(7).

Letter 835 (DO/CG)

COLGATE-PALMOLIVE COMPANY

          This letter considers the changes in qualification requirements made by the Uruguay Round Agreements Act, Pub. L. 103-465, the Small Business Job Protection Act of 1996, Pub. L. 104-188, the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L. 103-353, the Taxpayer Relief Act of 1997, Pub. L. 105-34, the Internal Revenue Service Restructuring and Reform Act of 1998, Pub. L. 105-206, and the Community Renewal Tax Relief Act of 2000, Pub. L. 106-554.

          This letter may not be relied on with respect to whether the plan satisfies the requirements of section 401(a) of the Code, as amended by the Economic Growth and Tax Relief Reconciliation Act of 2001, Pub L. 107-16.

          The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7542 for a free copy of the SPD card.

          The information on the enclosed addendum is an integral part of this determination. Please be sure to read and keep it with this letter.

          If you have questions concerning this matter, please contact the person whose name and telephone number are shown above.

Sincerely yours,

Paul T. Shultz
Director,
Employee Plans Rulings & Agreements
Enclosures:
Publication 794
Addendum

COLGATE-PALMOLIVE COMPANY

          This determination letter also applies to the amendments adopted on July 11, 2002, September 30, 2002 and February 26, 2003.